EXHIBIT  10.1

April 18, 1997

Texoil, Inc.
1600 Smith, Suite 4000
Houston, Texas  77002

Attention:Mr. Ruben Medrano

Gentlemen:

Resource Investors Management Company Limited Partnership ("RIMCO"), on behalf of RIMCO Partners, L.P., RIMCO Partners, L.P. II, RIMCO Partners, L.P. III and RIMCO Partners, L.P. IV (the "Purchasers"), hereby agrees to purchase, and Texoil Company (the "Company"), a wholly owned subsidiary of Texoil, Inc., hereby agrees to sell at private sale, at par, up to $1.5 million in principal amount of the Company's 10% Senior Secured Exchangeable General Obligation Notes (the "Notes").

This agreement is contingent upon completion of appropriate documentation fully satisfactory in form and substance to each of us and our respective counsel. It is hereby agreed that such documentation shall contain terms as described in the attached Summary of Principal Terms, and in addition, representations, business covenants and other provisions customary to similar transactions.

The commitment represented by this letter is made subject to, and in reliance upon, the accuracy of information previously supplied to RIMCO, and the understanding that there is no information that has not been supplied to RIMCO in writing that might have a material adverse affect on the Company's business or financial condition. The commitment hereunder is further conditioned upon the absence of any material adverse change prior to closing in the value or condition of the collateral to be pledged as security for the Notes.

It is understood that the law firm of Andrews & Kurth, L.L.C. will act as counsel for the Purchasers in this matter. Whether or not the proposed transaction is consummated, you hereby agree to pay all of the Purchaser's out-of-pocket expenses in connection with the consummation of the sale and purchase of the Notes, including without limitation, the reasonable fees and expenses of the Purchasers' counsel and title consultant.

It is mutually understood and agreed that this letter shall be construed and the relations between the parties determined in accordance with the law of the state of Texas. It is also mutually understood and agreed that the Note purchase agreements and other resulting transaction documents shall be deemed to be contracts made under and shall be construed in accordance with and governed by the law of the state of New York. It is further understood and agreed that any action relating to this letter shall be instituted and prosecuted in the United States District Court for the Southern District of Texas situated in Harris County, Texas, to whose jurisdiction the parties hereto agree whatever their domicile may be.

JURY TRIAL WAIVED. RIMCO and the Company hereby agree that they shall and hereby do waive trial by jury in any action, proceeding or counterclaim, whether at law or at equity, brought by either of them, or in any matter whatsoever which arises out of or is connected in any way with this commitment letter or its performance.

The commitment represented by this letter shall automatically expire on April 25, 1997 if we have not received a copy of this letter duly executed by you on or prior to such date. The expiration date of this commitment may not be extended except by a written instrument executed by a duly authorized officer of RIMCO.

RIMCO shall have the option to immediately terminate this commitment letter by giving written notice thereof by registered or certified mail to the Company if the Company fails to satisfy or perform any of the terms, conditions or provisions of this commitment letter, or supplies RIMCO with any false or misleading information.

This commitment shall be terminated if the closing of the transaction contemplated hereby has not been consummated on or before May 15, 1997, except that your obligation to pay all expenses of the Purchasers' counsel and title consultant as described above shall survive any such termination.

If all of the foregoing is acceptable to you, please so indicate by signing and returning one copy of this letter to Gary Milavec c/o RIMCO, 600 Travis, Suite 6875, Houston, TX. 77002.

Very truly yours,

RESOURCE INVESTORS MANAGEMENT COMPANY
LIMITED PARTNERSHIP

By:   /s/ GARY J. MILAVEC
Its:  Senior Vice President

TEXOIL, INC.

By:   /s/ RUBEN MEDRANO
Its:  President and CEO

Date:   APRIL 21, 1997

                       SUMMARY OF PRINCIPAL TERMS

Issue:              Senior Secured Exchangeable General Obligation Notes (the
                    "Notes")

Issuer: Texoil Company ("Texoil"), a wholly owned subsidiary of Texoil, Inc. ("Parent")

Purchasers:         Resource Investors Management Company, through one or more of its affiliated entities ("RIMCO").

Interest Rate:      10% per annum, payable monthly.

Commitment Amount:  $1,500,000

Commitment          Period: Six months

Maturity:           Same as the existing 10% Senior Secured Exchangeable General
                    Obligation Notes dated September 6, 1996

Security:           Same as the existing 10% Senior Secured Exchangeable General
                    Obligation Notes dated September 6, 1996

Use of Proceeds:    Primarily to fund Texoil's share of drilling
                    and completion costs for the first wells to-be-drilled in the Raceland and Green's Lake 3-D projects. The last
                    $500,000 of the Commitment Amount may only be used for completion costs on these wells unless another use of proceeds is agreed to by RIMCO.

Payments:           Prior to Maturity, payments of interest will be due and
                    payable monthly. All outstanding principal plus any accrued and unpaid interest will be due and payable at Maturity.

                    Texoil shall not have the right or option to prepay, at any time, all or any part of the Notes.

Conversion:         The Notes are exchangeable at any time prior to Maturity, in whole or in part, into Parent's Common Stock at a per share price equal to $1.50, subject to adjustment. Should such stock close at a price per share equal to or greater than $3.00 for any consecutive twenty day trading period after the Commitment Period, Parent can force the Purchasers to exchange the Notes into its Common Stock. If Parent elects not to force conversion within 30 days, the 20 day consecutive trading period count will begin anew.

Registration Rights:The shares subject to issuance upon exchange of the
                    Notes shall be registered under the Securities Act of 1933 within 45 days of such conversion pursuant to a Registration Statement which shall cover the possible resale of such shares by the Purchasers should they so elect to do so.

Covenants:          Same as the existing 10% Senior Secured Exchangeable General
                    Obligation Notes dated September 6, 1996

Documentation and
Reports: Same as the existing 10% Senior Secured Exchangeable General Obligation Notes dated September 6, 1996